Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

EPR Properties:

We consent to the incorporation by reference of our report dated February 24, 2016, except as to Note 21, which is as of December 5, 2016, with respect to the consolidated balance sheets of EPR Properties and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedules, and our report dated February 24, 2016, with respect to the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the Current Report on Form 8-K of EPR Properties and subsidiaries filed with the SEC, and to the reference to our firm under the heading “Experts” in the prospectus. Our reports refer to EPR Properties’ adoption of FASB Accounting Standards Update (ASU) No. 2015-03, Simplifying the Presentation of Debt Issue Costs in 2015 and No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity in 2014.

/s/ KPMG LLP

Kansas City, Missouri

December 13, 2016